                                                                     Exhibit 11



                  NEWMONT MINING CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except per share)



PRIMARY EARNINGS PER SHARE CALCULATION



                                     Years Ended December 31,
                                 -------------------------------
                                   1996        1995       1994
                                 ---------   --------   --------
  INCOME DATA:

    Net income                   $  85,076   $112,634   $ 76,121
    Preferred stock dividends         -       (11,157)   (15,813)
                                 ---------   --------   --------

    Net income applicable to
      common shares              $  85,076   $101,477   $ 60,308
                                 =========   ========   ========


  COMMON AND COMMON EQUIVALENT SHARES:

    Weighted average common
      shares                        99,043     86,876     85,948
    Equivalent common shares
      from stock options               314        130        199
                                 ---------   --------   --------

    Common and common
      equivalent shares             99,357     87,006     86,147
                                 =========   ========    =======


  EARNINGS PER COMMON SHARE:

    Net income per common and
      common equivalent
      shares                     $    0.86   $   1.17    $  0.70
                                 =========   ========    =======





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                                                                      Exhibit 11


                  NEWMONT MINING CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                        (In thousands, except per share)


FULLY DILUTED EARNINGS PER SHARE CALCULATION



                                     Years Ended December 31,
                                 --------------------------------
                                   1996        1995        1994
                                 --------    --------    --------
  INCOME DATA:

    Net income applicable to
      common shares              $ 85,076    $112,634    $ 76,121
                                 ========    ========    ========


  COMMON AND COMMON EQUIVALENT SHARES:

    Weighted average common
      shares                       99,043      86,876      85,948
    Equivalent common shares
      from stock options              314         267         199
    Equivalent common shares
      from conversion of
      preferred stock                -          5,583       7,899
                                 --------    --------    --------

    Common and common
      equivalent shares            99,357      92,726      94,046
                                 ========    ========    ========


  EARNINGS PER COMMON SHARE:

    Net income per common
      and common equivalent
      shares                     $   0.86    $   1.21    $   0.81
                                 ========    ========    ========





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